ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT (this “Agreement”) is made this day of     2024, by and between StepStone Private Credit Income Fund, a statutory trust formed in the State of Delaware and registered under the Investment Company Act of 1940 as a closed-end management investment company that is operated as an interval fund (hereinafter referred to as the “Fund”) and SEI Investments – Global Fund Services Limited, an investment business firm authorised by the Central Bank under section 10 of the Investment Intermediaries Act, 1995 (hereinafter referred to as the “Administrator”).

WHEREAS, the Fund has appointed StepStone Group Private Wealth LLC as its investment advisor (hereinafter referred to as the “Investment Advisor”) as set out in the Offering Memorandum of the Fund.

WHEREAS, the Administrator has agreed, at the request of the Investment Advisor, to provide the Fund with certain administrative services on the terms and subject to the conditions hereinafter contained.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and intending to be legally bound, the Fund and the Administrator hereby agree as follows:

SECTION 1	DEFINITIONS

1.01	“Actions” shall have the meaning given to such term in Section 3.01(b) of this Agreement.

1.02	“Administrator” shall have the meaning given to such term in the preamble of this Agreement.

1.03	“Agreement” shall have the meaning given to such term in the preamble of this Agreement.

1.04

“Authorized Person” shall include, as applicable, any managing member, general partner, director or trustee or other Person having similar status or performing similar functions, as the case may be, acting on behalf of the Fund.

1.05	“Board” means any board of directors, board of trustees, board of managers, managing members, general partners or other Persons having similar responsibilities to any of the foregoing.

1.06	“Breach Notice” shall have the meaning given to such term in Section 9.02(a) of this Agreement.

1.07	“Confidential Information” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.09

“Data Protection Laws” means the laws applicable to the processing of Personal Data under this Agreement, including, as relevant, the General Data Protection Regulation (Regulation (EU) 2016/679 of the European Parliament and the Council of 27 April 2016), including any amendments thereto (“GDPR”), and any applicable consequential national data protection legislation and any guidance and/or codes of practice issued by any relevant European supervisory authority, including without limitation the European Data Protection Board, in each case as amended, supplemented or replaced from time to time.

1.10	“Disclosing Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.11	“Fund” shall have the meaning given to such term in the preamble of this Agreement.

1.12	“Fund Data” shall have the meaning given to such term in Section 2.04 of this Agreement.

1.13

“Gross Negligence” means an act or omission of the Administrator (as described in Section 5.01) which the Administrator knew, or would have known on reasonable inquiry, that such act or omission would be to disregard of the rights of, or consequences to, others, or otherwise without the bounds of reason, and not merely a lack of due care.

1.14	“Initial Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.15	“Interested Party” or “Interested Parties” means the Administrator, its subsidiaries and its affiliates and each of their respective officers, directors, employees, agents, delegates and associates.

1.16	“Interests” means any partnership interest in, membership interest in, shares of stock of or other equity interest in, as the case may be, the Fund.

1.17	“Investment Advisor” shall have the meaning given to such term in the preamble of this Agreement.

1.18	“Investments” shall mean such cash, securities and all other assets and property of whatsoever nature now owned or subsequently acquired by or for the account of the Fund.

1.19	“Live Date” means the date on which the Administrator begins providing Services under this Agreement.

1.20

“Offering Memorandum” means any prospectus, private placement memorandum, notice, circular, proxy or other client/investor communication issued in respect of the Fund from time to time, as appropriate, including all amendments or supplements thereto.

1.21

“Organizational Documents” means, as applicable, the articles of incorporation, declaration of trust, certificate of formation, memorandum of association, partnership agreement, bylaws or other similar documentation setting forth the respective rights and obligations of directors or trustees, managers and Interest holders in the Fund.

1.22	“Person” shall mean any natural person, partnership, estate, association, custodian, nominee, limited liability company, corporation, trust or other legal entity.

1.23	“Personal Data” has the meaning given to that term in the Data Protection Laws.

1.24	“Personal Data Breach” has the meaning given to that term in the Data Protection Laws.

1.25	“Proprietary Information” shall have the meaning given to such term in Section 12.01 of this Agreement.

1.26	“Reasonable Steps” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.27	“Receiving Party” shall have the meaning given to such term in Section 11.01 of this Agreement.

1.28	“Relevant Data” has the meaning specified in Section 12.12(b) of this Agreement.

1.29	“Renewal Term” shall have the meaning given to such term in Section 9.01 of this Agreement.

1.30	“Services” shall have the meaning given to such term in Section 2.01 of this Agreement.

1.31	“Sub-Processor” has the meaning specified in Section 12.12(c) of this Agreement.

1.32	“Web Access” shall have the meaning given to such term in Section 12.01 of this Agreement.

SECTION 2	APPOINTMENT AND CONTROL

2.01

Services. The Fund hereby appoints the Administrator to be, and the Administrator agrees to provide loan administration services to the Fund for the term and subject to the provisions hereof. The Administrator shall perform or cause to be performed the services set forth in this Agreement, including the services set forth in Schedule I of this Agreement and those agreed to in writing and signed by the parties from time to time (collectively, the “Services”).

2.02

Authority. Each of the activities engaged in under the provisions of this Agreement by the Administrator on behalf of the Fund shall be subject to the overall direction and control of the Fund or any Authorized Person; provided, however, that the Administrator shall have the general authority to do all acts deemed in the Administrator’s reasonable good faith belief to be necessary and proper to perform its obligations under this Agreement. In performing its duties hereunder, the Administrator shall observe and generally comply with the Organizational Documents, Offering Memorandum, all applicable resolutions and/or directives of any Authorized Person of which it has notice, and applicable laws which may from time to time apply to the Services rendered by the Administrator. In the event that the Fund desires to amend its Organizational Documents in any manner that can reasonably be expected to have a material impact on the Administrator’s performance of the Services hereunder, the Fund shall notify the Administrator in advance of such amendment and the parties will work together in good faith to minimize the impact of such change on the Administrator’s operations and where necessary compensate the Administrator in connection therewith. The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund and (ii) shall not provide any investment advisory services to the Fund, and shall have no liability related to the foregoing.

2.03

Third Parties; Affiliates. The Administrator may delegate to, or sub-contract with, third parties or affiliates administrative or other functions it deems necessary to perform its obligations under this Agreement upon prior written notice to the Fund and in accordance with the requirements of the Central Bank; provided, however, all fees and expenses incurred in any delegation or sub-contract shall be paid by the Administrator and the Administrator shall remain responsible to each Fund for the acts or omissions of such other entities as if such acts or omissions were the acts or omissions of the Administrator. Prior to delegating or sub-contracting any function to an affiliate or third party, the Administrator shall have notified the Central Bank in writing and received specific approval from the Central Bank of such outsourcing activity. The Administrator shall take all reasonable steps to satisfy itself as to the ability and competence of the third party to discharge the duties delegated to it and shall take suitable measures to ensure that the outsourced activities continue to meet the performance and quality standards that would apply if Administrator were performing the outsourced activities. The Fund acknowledges that during the term of this Agreement, the services to be performed by the Administrator may be completed by one or more of the Administrator’s affiliates or third parties located in or outside of Ireland; provided, however, that the Administrator shall comply with all applicable Central Bank requirements relating to the outsourcing of such administration activities.

2.04

Fund Data. The Fund shall be responsible for the accuracy, completeness, and timeliness of all data and other information provided to the Administrator by or on behalf of the Fund pursuant to this Agreement (including, without limitation, (i) prices provided by pricing sources, (ii) sufficient transaction supporting documentation, (iii) detailed valuation methodologies with respect to the Fund’s Investments, (iv) the terms of any agreement between the Fund and an investor regarding any special fee or specific fee arrangement or access to portfolio information that may impact or affect the Services, (v) trade and settlement information from prime brokers and custodians (if any), and (vi) the terms of any side letter or side pocket arrangements that may impact or affect the Services (collectively, “Fund Data”). All Fund Data shall be provided to the Administrator on a timely basis and in a format and medium reasonably requested by the Administrator from time to time. The Fund shall have an ongoing obligation to promptly update all Fund Data so that such information remains current, complete and accurate. All Fund Data shall be prepared and maintained, by or on behalf of the Fund, in accordance with applicable law, the Offering Memorandum and generally acceptable accounting principles. The Administrator shall be entitled to rely on all Fund Data and shall have no liability for any loss, damage or expense incurred by the Fund or any other Person to the extent that such loss, damage or expense arises out of or is related to Fund Data that is not timely, current, complete and accurate.

SECTION 3	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE FUND

3.01	The Fund represents and warrants that:

(a)

it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

(b)

it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets that is material to its overall business;

(c)

it is not in default under any contractual or statutory obligations whatsoever (including the payment of any tax) which, individually or in the aggregate, could materially and adversely affect, its business or financial condition;

(d)

it has obtained all consents and given all notices (regulatory or otherwise) material to its business, made all material required regulatory filings and is in material compliance with all material applicable laws and regulations;

(e)

it will appoint an independent auditor with respect to each Fund and will provide additional information regarding such service providers, including information regarding the terms of its agreement with such service providers, upon request;

(f)

it has notified the Administrator of any and all separate agreements between the Fund and any third party that could have a material impact on the Administrator’s performance of its obligations pursuant to this Agreement; and

(g)

it has disclosed the terms of any agreement between the Fund and an investor in the Fund regarding any special fee or specific fee arrangement or access to portfolio information that may impact or affect the Services.

3.02	The Fund covenants and agrees that:

(a)

it will furnish the Administrator from time to time with copies, authenticated or certified, of its Organizational Documents, a current version of the applicable Offering Memorandum and with any other information or documents, including Fund Data, that the Administrator may reasonably request;

(b)

it shall timely perform all obligations identified in this Agreement as obligations of the Fund, including, without limitation, providing the Administrator with all Fund Data and Organizational Documents reasonably requested by the Administrator;

(c)

it will notify the Administrator as soon as reasonably practical in advance of any matter which could materially affect the Administrator’s performance of its duties and obligations under this Agreement, including any amendment to the documents referenced in Section 3.02(a) above;

(d)	it will promptly notify the Administrator in the event that the Fund’s investment strategy materially changes from the strategy adopted by the Fund;

(e)

any reference to the Administrator or this Agreement in an Offering Memorandum shall be limited solely to the description provided by the Administrator in writing from time to time or such other description as the parties shall mutually agree in advance and in writing; provided that the Fund may make such disclosures as may be required in one or more regulatory filings, however if such disclosures go beyond the description in an Offering Memorandum the Administrator’s consent to the particular disclosure is required;

(f)

it shall be solely responsible for its compliance with applicable investment policies, the Offering Memorandum, and any laws and regulations governing the manner in which its assets may be invested, and shall be solely responsible for any losses attributable to non-compliance with the Offering Memorandum, any applicable policies, laws and regulations governing the Fund, its activities or the duties, actions or omissions of the Investment Advisor; and

(g)	it will promptly notify the Administrator in the event of any changes to the representations and warranties made hereunder.

SECTION 4	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE ADMINISTRATOR

4.01	The Administrator represents and warrants that:

(a)

it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)

it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition. There is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets.

(c)

it is not in default under any statutory obligations whatsoever (including the payment of any tax) which materially and adversely affects, or is likely to materially and adversely affect, its business or financial condition.

(d)

the execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated and compliance with the terms hereof do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under the constitutional documents or other constitutive powers of the Administrator, any existing applicable law or rule or regulation or any judgment, order or decree of any court of competent jurisdiction applicable to or binding on the Administrator;

(e)

it has obtained all consents and given all notices (regulatory or otherwise), made all required regulatory filings and is in compliance with all applicable laws and regulations as pertain to the Administrator’s provision of the Services;

(f)

it has not relied on any oral representation made by the Fund (other than the representations contained in this Agreement) or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of the Administrator; and

(g)

to the best of its knowledge, information and belief having regard to any requests made to it by the Fund and to the duties and responsibilities of the Administrator hereunder full disclosure has been made to the Fund prior to the date hereof of all facts in relation to the Administrator and its business affairs as are material and ought properly to be made known to any person proposing to enter into this Agreement with the Administrator.

4.02	The Administrator covenants and agrees that:

(a)	it will observe and comply with all laws, regulations, applicable to the Administrator in the performance of the Services hereunder;

(b)	it will promptly notify the Fund in the event of any changes to the representations and warranties made hereunder.

SECTION 5	LIMITATION OF LIABILITY AND INDEMNIFICATION

5.01.

The duties of the Administrator shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against the Administrator. In the absence of Gross Negligence, bad faith, fraud or willful default in the performance of the Services, the Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties under this Agreement. Notwithstanding anything to the contrary herein, the Administrator shall not in any circumstances be liable for any indirect, special, punitive or consequential damages of any nature whatsoever. Each party shall have the duty to mitigate its damages for which another party may become responsible. For the avoidance of doubt, the Administrator shall not be responsible for any breach in the performance of its obligations under this Agreement due to (i) the failure or delay of the

Fund, underlying fund or either of their respective agents to perform its obligations under this Agreement or (ii) the Administrator’s reliance on Fund Data. As used in this Section 5, the term “Administrator” shall include the officers, directors, employees, affiliates and agents of the Administrator as well as that entity itself.

5.02

The Administrator may apply to any the Fund at any time for instructions and may consult counsel for the Fund or with accountants, counsel and other experts with respect to any matter arising in connection with the Administrator’s duties hereunder, and provided that the Fund shall have given its prior consent (such consent not to be unreasonably withheld or delayed) to the choice of advisors and that a copy of the advice is provided to the Fund for its consideration prior to the Administrator taking any action in reliance on such advice, the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the advice of counsel, accountants or other experts. Also, the Administrator shall not be liable for actions taken pursuant to any document which it reasonably believes to be genuine and to have been signed by an Authorized Person. The Administrator shall not be held to have notice of any change of authority of any officer, employee or agent of the Fund until receipt of written notice thereof. To the extent that the Administrator consults with the Fund’s counsel pursuant to this provision, any such expense shall be borne by the Fund.

5.03

The Administrator shall have no liability for its reliance on Fund Data or the performance or omissions of unaffiliated third parties (subject always to the provisions of Section 2.03) such as, by way of example and not limitation, transfer agents, sub-transfer agents, custodians, prime brokers, placement agents, third party marketers, asset data service providers, investment advisers (including, without limitation, any Investment Advisor) or sub-advisers, current or former third party service providers, pricing sources, software providers, printers, postal or delivery services, prior administrators, telecommunications providers and processing and settlement services. The Administrator may rely on and shall have no duty to investigate or confirm the accuracy or adequacy of any information provided by any of the foregoing third parties.

5.04	The Administrator shall have no obligations with respect to any laws relating to the purchase or sale of Interests in the Fund.

5.05

The Fund shall indemnify, defend and hold harmless the Administrator from and against and the Administrator shall have no liability in connection with any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of: (i) any act or omission of the Administrator in carrying out its duties hereunder or as a result of the Administrator’s reliance upon any instructions, notice or instrument that the Administrator believes is genuine and signed or presented by an Authorized Person; provided that this indemnification shall not apply if any such loss, damage or expense is caused by or arises from the Administrator’s bad faith, fraud, recklessness, Gross Negligence or willful default in the performance of the Services; (ii) any violation by the Fund or the Investment Advisor of any applicable investment policy, law or regulation, (iii) any misstatement or omission in the Offering Memorandum or any Fund Data; (iv) any material breach by the Fund of any representation, warranty or agreement contained in this Agreement; (v) any act or omission of the Fund, an underlying fund, the Fund’s administrator or the Fund’s other service providers (such as administrators, custodians, prime brokers, transfer agents, investment advisors and sub-advisers); (vi) any pricing error caused by the failure of the Fund’s Investment Advisor or sub-adviser to provide a trade ticket or for incorrect information included in any trade ticket; (vii) any side pocket or side letter arrangement between an investor in the Fund and the Fund or its sponsor; or (viii) any act or omission of the Administrator as a result of the

Administrator’s compliance with applicable anti-money laundering laws and regulations, including, but not limited to, returning an investor’s Investment or restricting the payment of redemption proceeds; provided that none of the foregoing indemnifications shall apply if such loss, damage or expense is caused by or arises from the Administrator’s bad faith, fraud, recklessness, Gross Negligence or willful default. For the avoidance of doubt and subject to the foregoing provisions, any costs contemplated by Section 5.06 hereof shall be considered to constitute direct losses for the purposes of this Section 5.05. The Administrator shall have a duty to mitigate its damages and losses for which the Fund may become responsible.

5.06

Upon the request by the Administrator in connection with a claim against the Administrator arising out of the Agreement the indemnification rights afforded to Administrator hereunder shall include the right to reasonable advances of defense expenses on an as-incurred basis in the event of any pending or threatened litigation or Action with respect to which indemnification hereunder may ultimately be merited. If in any case the Fund may be asked to indemnify or hold the Administrator harmless, the Administrator shall promptly advise the Fund of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

5.07

The Fund shall be entitled to participate at its own expense or, if it so elects, to assume defence of any claim brought against the Administrator in respect of which the Administrator may have recourse to the Fund pursuant to Section 5.05 and Section 5.06. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and reasonably satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Fund does not elect to assume the defense of a suit, the Fund will advance to the Administrator for the properly vouched fees and expenses of any counsel retained by the Administrator. None of the parties hereto shall settle or compromise any action, suit, proceeding or claim if such settlement or compromise provides for an admission of liability on the part of the indemnified party without such indemnified party’s written consent.

5.08	The provisions of this Section 5 shall survive the termination of this Agreement.

SECTION 6	[INTENTIONALLY LEFT BLANK]

SECTION 7	ALLOCATION OF CHARGES AND EXPENSES

7.01	The Administrator. The Administrator shall furnish at its own expense the personnel necessary to perform its obligations under this Agreement.

7.02

Expenses. The Fund shall reimburse the Administrator for its reasonable and properly vouched costs and out-of-pocket expenses incurred in the performance of the Services, including all reasonable charges for independent third party audit charges, printing, copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.

SECTION 8	COMPENSATION

8.01

Fees. The Fund shall pay to the Administrator, as compensation for the Services performed and the facilities and personnel provided by the Administrator pursuant to this Agreement, the fees set forth in the written fee schedule annexed hereto as Schedule II and incorporated herein. The Fund shall not have a right of set-off against any amounts which may become due and owing from the Administrator to the Fund. The fees set forth herein are determined based on the characteristics of the Fund as described in the relevant Offering Memorandum in effect on the Live Date. Any material change to the characteristics of the Fund may give rise to an adjustment to the fees set forth in this Agreement as may be agreed between the parties from time to time. The Fund shall pay the Administrator’s fees quarterly in U.S. Dollars, unless otherwise agreed to by the parties. If this Agreement becomes effective subsequent to the first day of any calendar quarter or terminates before the last day of any calendar quarter, the Administrator’s compensation for that part of the quarter in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in Schedule II.

8.02

Adjustment of Fees. The Fund acknowledges that from time to time after the first anniversary of the entering into of this Agreement, Administrator may increase all non-asset based Fees upon thirty days written notice to the Fund, in an amount equal to the greater of: (a) five percent; or (b) the percentage increase in the CPI since the entering into this Agreement of the first such increase and since the date of the immediately preceding increase with respect to all subsequent increases; provided, however, that Administrator may not increase the Fees more than one time during any twelve-month period.

SECTION 9	DURATION AND TERMINATION

9.01

Term and Renewal. This Agreement shall become effective as of the date hereof and shall remain in effect for a period of one year from and after the Live Date (the “Initial Term”), and thereafter shall automatically renew for successive one year terms (each such period, a “Renewal Term”) unless terminated by any party giving written notice of non-renewal at least ninety days prior to the last day of the then current term to each other party hereto.

9.02	Termination for Cause.

(a)

This Agreement may be terminated forthwith by any party giving at least sixty days prior notice in writing to the other parties if (i) at any time the other party or parties have been first notified in writing that such party shall have materially failed to perform its duties and obligations under this Agreement (such notice shall be of the specific asserted material breach) (“Breach Notice”) and (ii) the party receiving the Breach Notice shall not have remedied the noticed failure within sixty days after receipt of the Breach Notice requiring it to be remedied.

(b)

This Agreement shall be terminated automatically in the event that the Administrator’s authorisation under the Investment Intermediaries Act, 1995 is withdrawn such termination effective on the date of revocation of authorisation.

(c)

This Agreement may be terminated by the Fund forthwith by notice in writing if at any time the Administrator shall go into liquidation (except a voluntary liquidation for the purpose of reconstruction or amalgamation upon terms previously approved in writing by the Fund) or be unable to pay its debts or commit any act of insolvency under the laws of Ireland (including the entering into of an examinership) or if a receiver is appointed over any of the assets of the Administrator or if some event having an equivalent effect occurs.

9.03	Effect of Termination.

(a)	The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to any party hereto prior to such termination.

(b)	After termination of this Agreement and upon payment of all accrued fees, reimbursable expenses and other moneys owed to the Administrator, the

Administrator shall deliver to the Fund, or as it shall direct, all books of account, records, registers, correspondence, documents and assets relating to the affairs of or relating to the Fund in the possession of or under the control of the Administrator or any of its agents or delegates.

(c)

In the event any and all accrued fees, reimbursable expenses and other moneys owed to the Administrator hereunder remain unpaid in whole or in part for more than thirty days past due, the Administrator, without further notice, may take any and all actions it deems necessary to collect such amounts due, and any and all of its collection expenses, costs and fees shall be paid by the Fund as appropriate, including, without limitation, administrative costs, attorneys fees, court costs, collection agencies or agents and interest.

(d)

Notwithstanding the foregoing, in the event this Agreement is terminated and for any reason the Administrator, with the prior written consent of the Fund, in fact continues to perform any one or more of the services contemplated by this Agreement, the pertinent provisions of this Agreement, including without limitation, the provisions dealing with payment of fees and indemnification shall continue in full force and effect. The Administrator shall be entitled to collect from the Fund, in addition to the compensation described in Schedule II, the amount of all of the Administrator’s expenses in connection with the Administrator’s activities following such termination, including without limitation, the delivery to the Fund and/or its designees of the relevant property, records, instruments and documents.

SECTION 10	CONFLICTS OF INTEREST

10.01

Non-Exclusive. The services of the Administrator rendered to the Fund are not deemed to be exclusive. The Administrator is free to render such services to others. The Administrator shall not be deemed to be affected by notice of, or to be under any duty to disclose to the Fund or Person acting on the Fund’s behalf, information which has come into its possession or the possession of an Interested Party in the course of or in connection with providing administrative or other services to any other Person or in any manner whatsoever other than in the course of carrying out its duties pursuant to this Agreement.

10.02	Rights of Interested Parties. Subject to applicable law, nothing herein contained shall prevent:
(a)

an Interested Party from buying, holding, disposing of or otherwise dealing in any Interests for its own account or the account of any of its customers or from receiving remuneration in connection therewith, with the same rights which it would have had if the Administrator were not a party to this Agreement; provided, however, that the prices quoted by the Administrator are no more favorable to the Interested Party than to a similarly situated investor in or redeeming holder of Interests;

(b)

an Interested Party from buying, holding, disposing of or otherwise dealing in any securities or other investments for its own account or for the account of any of its customers and receiving remuneration in connection therewith, notwithstanding that the same or similar securities or other investments may be held by or for the account of the Fund;

(c)

an Interested Party from receiving any commission or other remuneration which it may negotiate in connection with any sale or purchase of Interests or Investments effected by it for the account of the Fund; provided, however, that the amount of such commission or other remuneration is negotiated at arm’s length; and

(d)

an Interested Party from contracting or entering into any financial, banking or other transaction with the Fund or from being interested in any such contract or transaction; provided, however, that the terms of such transaction are negotiated at arm’s length.

10.03	Conflicts of Interest Policy.

The Administrator agrees that it will implement and maintain an effective conflicts of interest policy pursuant to which the Administrator endeavours to manage any conflicts of interest which may arise in relation to services provided under this Agreement. The Administrator will ensure that all persons involved in the provision of services to the Fund (“Relevant Persons”) carry out such services with an appropriate degree of independence.

The Administrator will promptly disclose any conflict it deems material in relation to the Fund to the Fund.

SECTION 11	CONFIDENTIALITY

11.01

Confidential Information. The Administrator and the Fund (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Administrator and the Fund (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than those employees, agents, contractors, subcontractors and licensees of the Receiving Party, and with respect to the Administrator as a Receiving Party, to those employees, agents, technology service providers, contractors, subcontractors, licensors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all Reasonable Steps (as hereinafter defined) to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “Reasonable Steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

The term “Confidential Information,” as used herein, means any of the Disclosing Party’s proprietary or confidential information including, without limitation, the terms of (or any exercise of rights granted by) this Agreement, technical data; trade secrets; know-how; business processes; product plans; product designs; service plans; services; customer lists and customers; markets; software; developments; inventions; processes; formulas; technology; operational information designs; drawings; and marketing, distribution or sales methods and systems; sales and profit figures or other financial information or other matters of a confidential nature that is disclosed, directly or indirectly, to the Receiving Party by or on behalf of the Disclosing Party, whether in writing, orally or by other means and whether or not such information is marked as confidential.

11.02

Exclusions. The provisions of this Section 11 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; (e) is disclosed to professional advisers of the Receiving Party or (f) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

11.03

Permitted Disclosure. The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 11, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all Persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 11. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such Persons.

11.04

Effect of Termination. Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Administrator shall have no obligation to return or destroy Confidential Information of the Fund that resides in saved tapes of Administrator; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of Section 11 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this Section 11.04.

11.05

Reputation. No party hereto shall knowingly do or suffer any act or matter or thing which would or might reasonably be expected to prejudice materially or bring into disrepute the business or reputation of the other parties.

11.06

The Administrator shall establish, implement and maintain systems and procedures that are adequate to safeguard the security, integrity and confidentiality of information in the possession of the Administrator relating to the Fund, taking into account the nature of the information in question.

SECTION 12	MISCELLANEOUS PROVISIONS

12.01

Internet Access. Data and information may be made electronically accessible to the Fund or its Investment Advisor its adviser and/or sub-adviser(s) and its investors through Internet access to one or more web sites provided by the Administrator (“Web Access”). As between the Fund and the Administrator, the Administrator shall own all right, title and interest to such Web Access, including, without limitation, all content, software, interfaces, documentation, data, trade secrets, design concepts, “look and feel” attributes, enhancements, improvements, ideas and inventions and all intellectual property rights inherent in any of the foregoing or appurtenant thereto including all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, the “Proprietary Information”). The Fund recognizes that the Proprietary Information is of substantial value to the Administrator and the Fund shall not use or disclose the Proprietary Information except as specifically authorized in writing by the Administrator. Use of the Web Access by the Fund or its delegated or agents or investors of the Fund will be subject to any additional terms of use set forth on the web site. All Web Access and the information (including text, graphics and functionality) on the web sites related to such Web Access is presented “as is” and “as available” without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The Administrator neither warrants that the Web Access will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Access.

12.02

Independent Contractor. In making, and performing under, this Agreement, the Administrator shall be deemed to be acting as an independent contractor and neither the Administrator nor its employees shall be deemed an agent, affiliate, legal representative, joint venturer or partner of the Fund. No party is authorized to bind any other party to any obligation, affirmation or commitment with respect to any other Person.

12.03

Assignment; Binding Effect. The Fund may not assign, delegate or transfer, by operation of law or otherwise, this Agreement (in whole or in part), or any of the Fund’s obligations hereunder, without the prior written consent of the Administrator, which consent shall not be unreasonably withheld or delayed. The Administrator may on prior written notice assign or transfer, by operation of law or otherwise, all of its rights under this Agreement to an affiliate of the Administrator or to any person or entity who purchases all or substantially all of the business or assets of the Administrator to which this Agreement relates, provided that such affiliate, person or entity agrees in advance and in writing to be bound by the terms, conditions and provisions of this Agreement. To the extent that any such assignment or transfer is proposed to be made to a third party unaffiliated with the Administrator, the Administrator shall obtain the Fund’s prior written consent in advance of any such assignment or transfer. Subject to the foregoing, all of the terms, conditions and provisions of this Agreement shall be binding upon and shall inure to the benefit of each party’s successors and permitted assigns. Any assignment, delegation, or transfer in violation of this provision shall be void and without legal effect.

12.04

Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the nonexclusive jurisdiction of the courts of Ireland for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defence or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

12.05

Equitable Relief. Each party agrees that any other party’s violation of the provisions of Section 11 (Confidentiality) may cause immediate and irreparable harm to the other party for which money damages may not constitute an adequate remedy at law. Therefore, the parties agree that, in the event any party breaches or threatens to breach said provision or covenant, the affected party shall have the right to seek, in any court of competent jurisdiction, an injunction to restrain said breach or threatened breach, without posting any bond or other security.

12.06

Dispute Resolution. Whenever any party desires to institute legal proceedings against the other concerning this Agreement, it shall provide written notice to that effect to such other party. The party providing such notice shall refrain from instituting said legal proceedings for a period of thirty days following the date of provision of such notice. During such period, the parties shall attempt in good faith to amicably resolve their dispute by negotiation among their executive officers. This Section 12.06 shall not prohibit any party from seeking, at any time, equitable relief as permitted under Section 12.05.

12.07

Notice. All notices provided for or permitted under this Agreement (except for correspondence between the parties related to operations in the ordinary course) shall be deemed effective upon receipt, and shall be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested or (d) sent via email communication, to the party to be notified, at the address for such party set forth below, or at such other address of such party specified in the opening paragraph of this Agreement. Notices to the Administrator shall be sent to the attention of:

General Counsel,

SEI Global Services, Inc.,

One Freedom Valley Drive,

Oaks,

Pennsylvania 19456

United States of America

with a copy, given in the manner prescribed above, to the Fund’s current relationship manager. Notices to the Fund shall be sent to the persons specified in Schedule III.

12.08

Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by an authorized representative of each of the parties.

12.09

Severability. Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement shall be enforceable as so modified.

12.10

Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

12.11

Anti-Money Laundering Laws. It shall be a condition precedent to providing the Services to the Fund under this Agreement that the Administrator is satisfied, in its absolute discretion, that it has sufficient and appropriate information to discharge its obligations under applicable anti-money laundering laws and regulations.

12.12	Data Protection

(a)	Terms within this Section 12.12 shall, except where the context requires otherwise, have the same meaning as that assigned to them by the Data Protection Laws.

(b)

The parties acknowledge that the Fund is a Data Controller with respect to Personal Data. In processing any Personal Data provided by the Fund, or the directors or trustees, members, partners, agents of either and / or investors and prospective investors (“Relevant Data”) on behalf of the Fund for the purposes of performing this Agreement, the Administrator shall comply with the following in relation to such Relevant Data:

i.

process the Relevant Data only for the purposes of the Services or otherwise in accordance with the documented instructions of the Fund, and not for any other purpose, unless required to do so under applicable European Union or European Union member state laws to which the Administrator is subject;

ii.

ensure that any persons authorised to process the Relevant Data by it (including its employees, contractors, agents and subcontractors) have agreed to comply with appropriate obligations of confidentiality;

iii.

implement appropriate technical and organisational security measures in accordance with the Data Protection Laws, where applicable, against (i) unauthorised access to, (ii) unauthorised or unlawful alteration, disclosure, destruction or other unauthorised or unlawful processing of, (iii) accidental loss or destruction of, or (iv) damage to, the Relevant Data;

iv.

provide reasonable assistance to the Fund in order to assist the Fund in meeting its obligations with regard to the exercise of data subject rights. The Administrator reserves the right to charge a reasonable fee for such assistance;

v.

in the case of a Personal Data Breach, without undue delay after the Administrator becoming aware of any such incident, notify the Fund of the Personal Data Breach, providing the Fund with sufficient information to allow the Fund to meet any obligations to report or inform the relevant supervisory authority or the relevant data subjects of the Personal Data Breach under the Data Protection Laws taking into account the nature of the processing and information available to, the Administrator. For the avoidance of doubt, where the Personal Data Breach is solely the result of a breach by the Administrator of its obligations hereunder, the Administrator shall be responsible for all costs reasonably and properly incurred by the Administrator in performing its obligations under this Section 12.12(b)(v);

vi.

at the discretion of the Fund, delete or return the Relevant Data to the Fund, and delete all existing copies of it, on termination of this Agreement or at any other time at the instruction of the Fund (in response to the exercise of a data subject’s right to erasure of its Personal Data), provided however that the Administrator may retain Relevant Data to the extent required by applicable laws and always provided that the Administrator shall ensure the confidentiality of all such Relevant Data and shall ensure that such Relevant Data is only processed as necessary for the purpose(s) specified in the applicable laws requiring its storage and for no other purpose;

vii.

provide advance written notice of any intention to engage in new processing, in particular using new technologies, which is likely to result in a high risk to the rights and freedoms of the data subjects whose Personal Data is processed by the Administrator on behalf of the Fund and shall provide the Fund with reasonable assistance where required to allow the Fund to comply with its obligations under the Data Protection Laws.

(c)

The Administrator may engage a third party (a “Sub-Processor”) to carry out processing activities on any Relevant Data, provided that the Administrator shall ensure that at least the same data protection obligations as set out in this Section 12.12 are imposed on that Sub-Processor by way of a written agreement, and shall notify the Fund of any such appointment not less than 14 business days in advance within which period the Fund may object (not unreasonably) to any such proposed appointment. The Administrator may continue to use those Sub-Processors already engaged by the Administrator as at the date of this Agreement, subject to the Administrator meeting the obligations set out above (save as to prior notice) and providing the Fund with details of any such Sub-Processors and of their location. The Administrator shall provide the Fund with at least 14 business days’ notice in writing of any intention to replace any Sub-Processors used by it within which period the Fund may object (not unreasonably) to any such proposed replacement;

(d)

Subject to the Data Protection Laws, the Personal Data processed by the Administrator on behalf of the Fund shall not be shared with third parties other than those parties designated by the Fund or permitted Sub-Processors. The Administrator (or a Sub-Processor in the European Union, in performing those obligations under this Agreement which have been sub-contracted to it) may from time to time transfer Relevant Data outside of the European Economic Area (the “EEA”). The Administrator shall not so transfer Relevant Data (other than to the Fund) without the prior instruction of the Fund, unless required or permitted to do so by European Union or Irish law; provided however that the Administrator may, on prior written notice to the Fund, transfer Relevant Data to any of its Sub-Processors located outside the EEA where such Sub-Processor is located in a third country in respect of which the European Commission has issued a finding of adequacy with regard to data protection or otherwise where one of the safeguarding measures specified in the Data Protection Laws has been implemented (and the Administrator will furnish details of same to the Fund on request).

(e)

The Administrator shall on request make available to the Fund, all information reasonably necessary to demonstrate the Administrator’s compliance with the obligations laid down in this Section 12.12 and allow for and contribute to audits, including inspections conducted by the Fund or another auditor mandated by the Fund, in connection with the discharge by the Administrator of its obligations under this Section 12.12. Any such inspection or audit shall be on not less than 30 days prior written notice, and shall take place during normal business hours and with minimum disruption to the business and clients of the Administrator. The Administrator need not give access to its premises for the purpose of such audit or inspection for the purposes of more than one audit or inspection, in any calendar year, except for (i) an additional audit or inspection which the Fund wishes to carry out following a Personal Data Breach or (ii) any additional audits or inspections which the Fund is required or requested to carry out by a relevant European supervisory authority responsible for the enforcement of Data Protection Laws in any country or territory, where the Fund has identified the relevant requirement or request in its notice to the Administrator of the audit or inspection. Nothing in this Section 12.12 shall entitle the Fund or an auditor mandated the Fund to access any confidential information of another client of the Administrator.

(f)

If under the Data Protection Laws, the Administrator or a Sub-Processor is required to provide information directly to a data subject in relation to his or her Relevant Data which is in the possession of the Administrator or a Sub-Processor, the Administrator shall notify the Fund and the Administrator or relevant Sub-Processor shall only disclose such Relevant Data as is required by applicable law.

(g)

Notwithstanding the foregoing provisions of this Section 12.12, the Fund acknowledge and agrees that the Administrator shall be a separate controller in its own right of the Relevant Data to the extent that it is:

i.	necessary for the Administrator to comply with its own legal obligations under anti-money laundering legislation pursuant to Article 6(1)(c) of GDPR; and/or

ii.

for the purposes of anti-money laundering verification and monitoring in connection with investments made by investors in other collective investment schemes administered by the Administrator pursuant to Article 6(1)(f) of GDPR.

In connection with the use by the Administrator of the Relevant Data as referred to in this clause, the Fund hereby agrees to provide adequate notice, as agreed with the Administrator, to the relevant data subjects of the Administrator’s status as a data controller and the processing activities undertaken by it in this capacity as outlined in this Section 12.12(g).

The Administrator acknowledges that all rights afforded to a data subject under the Data Protection Laws in respect of whom the Administrator has performed the processing activities described in this Section 12.12(g) shall be exercisable by that data subject solely against the Administrator. However, nothing within this Agreement shall relieve either party of its own direct responsibilities and liabilities as a data controller under the Data Protection Laws.

(h)

It is further agreed that the Administrator shall not be entitled to be indemnified under any other provision of this Agreement with respect to a failure to comply with its obligations set out in this Section 12.12.

(i)

The Fund warrants that any Relevant Data provided by it to the Administrator has been collected in accordance with the Data Protection Laws and the relevant data subjects have been informed of the purposes for which their Personal Data will be processed and has complied with the requirements of the Data Protection Laws regarding the transfer of Personal Data to third countries. The Fund will ensure that it complies with the Data Protection Laws in the instructions which it gives to the Administrator.

(j)	Nothing in this Agreement shall be constructed as preventing either party from taking such steps as are necessary to comply with the Data Protection Laws.

12.13

Force Majeure. No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation acts of God or public enemy, war, civil war, terrorism, insurrections or riots, explosions, earthquakes, natural disasters or serious accidents, epidemics or quarantine restrictions, closure of the relevant markets, general insolvency of issuers, industrial disputes, and acts or regulations of any governmental or supranational bodies or authorities and breakdown, failure or malfunction of any telecommunication or computer service or systems or any other cause (whether similar or dissimilar to any of the foregoing) whatsoever beyond its reasonable control or the reasonable control of any delegate or securities system. The party whose obligations are affected by any of the above force majeure events shall use its reasonable endeavours to minimize the effects of any such event. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected to the extent that the party is prevented, hindered or delayed by such event only for so long as such circumstances prevail and such party continues to use commercially reasonable effort to recommence performance or observance as soon as practicable.

As soon as possible after the commencement of the force majeure event, the party whose obligations are so affected shall notify the other parties in writing of the occurrence of the force majeure event, the date of commencement of the force majeure event and the effect of the force majeure event on its ability to perform its obligations under this Agreement. As soon as possible after the cessation of the force majeure event, the party whose obligations are so affected shall notify the other parties in writing of the cessation of the force majeure event and shall resume performance of its obligations under this Agreement.

12.14

Business Continuity. The Administrator shall establish, implement and maintain an adequate business continuity policy for disaster recovery aimed at ensuring, in the event of an interruption to its systems and procedures, the preservation of essential data and functions, and the maintenance of services and activities, or, where that is not possible, the timely recovery of such data and functions and the timely resumption of its services and activities.

The Administrator undertakes and agrees to ensure periodic testing of its business continuity policies and procedures and back up facilities.

The Administrator shall maintain a log of all business continuity events relating to the Fund. In the event that a material business continuity event relating to the Services occurs, the Administrator shall advise the Fund promptly of such event and the steps proposed in order to minimise any interruption to its services hereunder.

12.15

Non-Solicitation. During the term of this Agreement and for a period of one year thereafter, the Fund shall not solicit, make an offer of employment to, hire, or enter into a consulting relationship with, any person who was an employee of the Administrator during the term of this Agreement. If the Fund breaches this provision, the Fund shall pay to the Administrator liquidated damages equal to 100% of the most recent twelve month salary of the Administrator’s former employee together with all legal fees reasonably incurred by the Administrator in enforcing this provision. The foregoing restriction on solicitation does not apply to unsolicited applications for jobs, responses to public advertisements or candidates submitted by recruiting firms, provided that such firms have not been contacted to circumvent the spirit and intention of this Section 12.15.

12.16

Headings. All Section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

12.17

Counterparts. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement shall be deemed executed by all parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

12.18

Publicity. Except to the extent required by applicable law, neither the Administrator nor the Fund shall issue or initiate any press release arising out of or in connection with this Agreement or the Services rendered hereunder; provided, however, that if no special prominence is given or particular reference made to the Fund over other clients, nothing herein shall prevent the Administrator from (i) placing the Fund’s name and/or logo (including any registered trademark or service mark) on the Administrator’s client list(s) (and sharing such list(s) with current or potential clients of the Administrator) and/or marketing material which will include the Fund’s name, logo and those services provided to the Fund by the Administrator; (ii) using the Fund’s name as reference in sales presentations; or (iii) otherwise orally disclosing that the Fund is a client of the Administrator at presentations, conferences or other similar meetings. If the Administrator desires to engage in any type of publicity other than as set forth in subsections (i) through (iii) above or if the Fund desires to engage in any type of publicity, the party desiring to engage in such publicity shall obtain the prior written consent of the other party hereto, such consent not to be unreasonably withheld, delayed or conditioned.

12.19

Electronic Data Processing. The Administrator shall make appropriate and sufficient arrangements for suitable electronic systems as to permit the timely and proper recording on its records of the investments of the Fund. The Administrator shall maintain procedures designed to ensure a high standard of security during the electronic data processing relating to such transactions and integrity and confidentiality of the recorded information, as appropriate.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above WRITTEN.

ADMINISTRATOR: SEI INVESTMENTS – GLOBAL FUND SERVICES LIMITED

By:

Name:
Title:

FUND: STEPSTONE PRIVATE CREDIT INCOME FUND

By:

Name:
Title: